Exhibit 10.1

STANDBY LETTER OF CREDIT AGREEMENT

Dated as of July 22, 2004

between

ADE CORPORATION

and

FLEET NATIONAL BANK

TABLE OF CONTENTS

1.	DEFINITIONS AND RULES OF INTERPRETATION			1
	1.1.	Definitions		1
	1.2.	Rules of Interpretation		11

2.	LETTERS OF CREDIT			12
	2.1.	Letter of Credit Commitments		12
		2.1.1.	Commitment to Issue Letters of Credit	12
		2.1.2.	Letter of Credit Applications	12
		2.1.3.	Terms of Letters of Credit	13
	2.2.	Reimbursement Obligation of the Borrower		13
	2.3.	Letter of Credit Payments		14
	2.4.	Obligations Absolute		14
	2.5.	Reliance by Issuer		14
	2.6.	Letter of Credit Fee		14
	2.7.	Evergreen Provision; Extension of Maturity Date		15

3.	CERTAIN GENERAL PROVISIONS			15
	3.1.	Funds for Payments		15
		3.1.1.	Payments to Lender	15
		3.1.2.	No Offset, etc	15
	3.2.	Computations		16
	3.3.	Additional Costs, etc		16
	3.4.	Certificate		17

4.	GUARANTIES			17

5.	REPRESENTATIONS AND WARRANTIES			18

6.	AFFIRMATIVE COVENANTS			20

7.	CERTAIN NEGATIVE COVENANTS			22

8.	FINANCIAL COVENANTS			25
	8.1.	Leverage Ratio		25
	8.2.	Quick Ratio		25
	8.3.	Consolidated Tangible Net Worth		25

9.	CLOSING CONDITIONS			25
	9.1.	Loan Documents		25
	9.2.	IDA Bond Documents		25
	9.3.	Certified Copies of Governing Documents		25
	9.4.	Corporate or Other Action		25
	9.5.	Incumbency Certificate		26
	9.6.	UCC Search Results		26
	9.7.	Opinion of Counsel		26
	9.8.	Payment of Fees		26

10.	CONDITIONS TO ALL ISSUANCES OF LETTERS OF CREDIT			26
	10.1.	Representations True; No Event of Default		26
	10.2.	No Legal Impediment		26
	10.3.	Proceedings and Documents		27
	10.4.	Governmental Regulation		27

11.	EVENTS OF DEFAULT; ACCELERATION; ETC			27
	11.1.	Events of Default and Acceleration		27
	11.2.	Termination of Commitment		29
	11.3.	Remedies		30

12.	SUCCESSORS AND ASSIGNS			30
	12.1.	General Conditions		30
	12.2.	Miscellaneous Assignment Provisions		30

13.	PROVISIONS OF GENERAL APPLICATIONS			31
	13.1.	Setoff		31
	13.2.	Expenses		31
	13.3.	Indemnification		32
	13.4.	Treatment of Certain Confidential Information		32
		13.4.1.	Confidentiality	32
		13.4.2.	Prior Notification	33
		13.4.3.	Other	33
	13.5.	Survival of Covenants, Etc		33
	13.6.	Notices		34
	13.7.	Governing Law		34
	13.8.	Headings		35
	13.9.	Counterparts		35
	13.10.	Entire Agreement, Etc		35
	13.11.	Waiver of Jury Trial		35
	13.12.	Consents, Amendments, Waivers, Etc		35
	13.13.	Severability		36
	13.14.	USA Patriot Act		36

-ii-

The following exhibits and schedules have been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request.

Exhibits

Exhibit A	Form of Compliance Certificate

Schedules

Schedule 5(f)	Litigation
Schedule 5(o)	Subsidiaries Etc.
Schedule 7(a)	Existing Indebtedness
Schedule 7(b)	Existing Liens
Schedule 7(c)	Existing Investments

STANDBY LETTER OF CREDIT AGREEMENT

This STANDBY LETTER OF CREDIT AGREEMENT is made as of July 22, 2004, by and among ADE CORPORATION (the “Borrower”), a Delaware corporation having its principal place of business at 80 Wilson Way, Westwood, Massachusetts 02090, and FLEET NATIONAL BANK, a national banking association.

1. DEFINITIONS AND RULES OF INTERPRETATION.

1.1. Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

Accounts Receivable. All rights of the Borrower or any of the Guarantors to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of the Borrower or any of the Guarantors to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, recorded on books of account in accordance with GAAP.

Affiliate. Any Person which, directly or indirectly, controls, is controlled by or is under common control with the Borrower. “Control” of the Borrower means the power, directly or indirectly, (a) to vote twenty percent (20%) or more of the Capital Stock (on a fully diluted basis) of the Borrower having ordinary voting power for the election of directors, managing members or general partners (as applicable); or (b) to materially direct or cause the direction of the management and policies of the Borrower (whether by contract or otherwise).

Balance Sheet Date. April 30, 2004.

Base Rate. The higher of (a) the variable annual rate of interest so designated from time to time by the Lender as its “prime rate”, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer, and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, “Federal Funds Effective Rate” shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three funds brokers of recognized standing selected by the Lender. Changes in the Base Rate resulting from any changes in the Lender’s “prime rate” shall take place immediately without notice or demand of any kind.

Bondholder. GE Capital Preferred Asset Corporation, and any permitted successors and/or assigns under the IDA Bond Documents.

Borrower. As defined in the preamble hereto.

Business Day. Any day other than a Saturday or a Sunday on which banking institutions in Boston, Massachusetts, are open for the transaction of banking business.

Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Cash Equivalents. As to the Borrower and the Guarantors, short term fixed income investments having a rating of not less than “P-1” or “A” or their equivalents by Moody’s or S&P or their successors.

Change of Control. An event or series of events by which any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act), directly or indirectly, of twenty percent (20%) or more of the outstanding shares of Capital Stock of the Borrower; or, during any period of twelve consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower.

Closing Date. The first date on which the conditions set forth in §9 have been satisfied and any Letter of Credit is to be issued hereunder.

Code. The Internal Revenue Code of 1986.

Commitment. The Lender’s commitment to issue the Letters of Credit for the account of the Borrower in accordance with the terms of this Credit Agreement.

Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

Consolidated Current Liabilities. All liabilities and other Indebtedness of the Borrower and its Subsidiaries on a consolidated basis maturing on demand or within one (1) year from the date as of which Consolidated Current Liabilities are to be determined, and such other liabilities as may properly be classified as current liabilities in accordance with GAAP, plus, without duplication, and whether or not so classified as a current liability in accordance with GAAP, the maximum drawing amount of all issued and outstanding letters of credit (including, without limitation, the Letters of Credit).

Consolidated Net Income (or Deficit). The consolidated net income (or deficit) of the Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income and all extraordinary nonrecurring noncash items of loss.

Consolidated Quick Assets. All cash, Cash Equivalents and Accounts Receivable of the Borrower and its Subsidiaries on a consolidated basis that, in accordance with GAAP, are properly classified as current assets, provided that Accounts Receivable shall be included only if good and collectible as determined by the Borrower in accordance with established practice consistently applied; and such Accounts Receivable shall be taken at their face value less reserves determined to be sufficient in accordance with GAAP.

Consolidated Tangible Net Worth. The excess of Consolidated Total Assets minus Consolidated Total Liabilities, and less the sum of:

(a) the total book value of all assets of the Borrower and its Subsidiaries properly classified as intangible assets under GAAP, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

(b) all amounts representing any write-up in the book value of any assets of the Borrower or its Subsidiaries resulting from a revaluation thereof subsequent to the Balance Sheet Date, excluding adjustments to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with Financial Accounting Standards Board Statement No. 52; plus

(c) to the extent otherwise includable in the computation of Consolidated Tangible Net Worth, any subscriptions receivable.

Consolidated Total Assets. The sum of (a) all assets (“consolidated balance sheet assets”) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, plus (b) without duplication, all assets leased by the Borrower or any Subsidiary as lessee under any Synthetic Lease to the extent that such assets would have been consolidated balance sheet assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease, plus (c) without duplication, all sold receivables referred to in clause (g) of the definition of the term “Indebtedness” to the extent that such receivables would have been consolidated balance sheet assets had they not been sold.

Consolidated Total Liabilities. All liabilities of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and classified as such on the consolidated balance sheet of the Borrower and its Subsidiaries and all other Indebtedness of the Borrower and its Subsidiaries, whether or not so classified.

Credit Agreement. This Standby Letter of Credit Agreement, including the Schedules and Exhibits hereto.

Default. See §11.1.

Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of the Borrower, other than dividends payable solely in shares of common stock of the Borrower; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by the Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of the Borrower.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Subsidiary. Each Subsidiary of the Borrower which is organized under the laws of the United States of America and/or the States (or the District of Columbia) thereof.

Environmental Laws. All laws pertaining to environmental matters, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, in each case as amended, and all rules, regulations, judgments, decrees, orders and licenses arising under all such laws.

ERISA. The Employee Retirement Income Security Act of 1974.

Event of Default. See §11.1.

Financials. In respect of any period, the consolidated and consolidating balance sheet of any Person and its Subsidiaries as at the end of such period, and the related statement of income and consolidated statement of cash flow for such period, each setting forth in comparative form the figures for the previous comparable fiscal period, all in reasonable detail and prepared in accordance with GAAP.

GAAP or generally accepted accounting principles. (a) When used in §8, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.

Governing Documents. With respect to any Person, its certificate or articles of incorporation, certificate of formation, or, as the case may be, certificate of limited partnership, its by-laws, operating agreement or, as the case may be, partnership agreement or other constitutive documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.

Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

Guarantors. Collectively, all of the Domestic Subsidiaries of the Borrower, other than the Inactive Subsidiaries.

Guaranty. The Guaranty, dated or to be dated on or prior to the Closing Date, made by each Guarantor in favor of the Lender pursuant to which each Guarantor guaranties to the Lender the payment and performance of the Obligations and in form and substance satisfactory to the Lender.

IDA Bond Documents. Collectively, (a) that certain Loan Agreement dated as of March 1, 1999 by and among the Borrower, the Bondholder and The Industrial Development Authority of the County of Pima; (b) the IDA Bond and (c) the IDA Letter of Credit.

IDA Bond. That certain 5.52% Industrial Development Revenue Bond dated as of March 17, 1999 issued by The Industrial Development Authority of the County of Pima in favor of GE Capital Public Finance Inc. in the original principal amount of $4,500,000.

IDA Letter of Credit. That certain standby Letter of Credit issued or to be issued pursuant to the terms hereof on or after the Closing Date by the Lender for the Borrower’s account to the Bondholder with a Maximum Drawing Amount of $3,850,000.

Inactive Subsidiaries. Collectively, ADE Optical Systems Corporation, a Massachusetts corporation and ADE Software Corporation, a Massachusetts corporation.

Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a) every obligation of such Person for money borrowed,

(b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

(e) every obligation of such Person under any Capitalized Lease,

(f) every obligation of such Person under any Synthetic Lease,

(g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(h) every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock,

(i) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),

(j) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

(k) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (t) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (u) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (v) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (w) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (x) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (y) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (z) any guaranty or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Lender. Fleet National Bank and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to §12.

Lender’s Office. The Lender’s office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Lender may designate from time to time.

Lender’s Special Counsel. Bingham McCutchen LLP or such other counsel as may be approved by the Lender.

Letter of Credit. See §2.1.1.

Letter of Credit Application. See §2.1.1.

Letter of Credit Fee. See §2.6.

Letter of Credit Participation. See §2.1.4.

Leverage Ratio. As at any date of determination, the ratio of (a) Consolidated Total Liabilities outstanding on such date to (b) Consolidated Tangible Net Worth on such date.

Lien. Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction).

Loan Documents. This Credit Agreement, the Guaranty, the Letter of Credit Applications and the Letters of Credit.

Material Adverse Effect. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a) a material adverse effect on the business, properties, prospects, condition (financial or otherwise), assets, operations or income of the Borrower, individually or the Borrower and its Subsidiaries, taken as a whole;

(b) a material adverse effect on the ability of the Borrower or any of its Subsidiaries, individually and taken as a whole, to perform any of their respective Obligations under any of the Loan Documents to which it is a party; or

(c) any material impairment of the validity, binding effect or enforceability of this Credit Agreement or any of the other Loan Documents or any material impairment of the rights, remedies or benefits available to the Lender under any Loan Document.

In determining whether any individual event could reasonably be expected to result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to result in a Material Adverse Effect.

Maturity Date. July 21, 2005, unless extended in accordance with §2.7, and then such date as set forth in § 2.7.

Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

Moody’s. Moody’s Investors Services, Inc.

Obligations. All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to the Lender existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Reimbursement Obligations incurred or any of the Letter of Credit Application, Letter of Credit or other instruments at any time evidencing any thereof.

Permitted Acquisitions. See §7(f).

Permitted Liens. Liens permitted by §7.2.

Person. Any individual, corporation, limited liability company partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

Reimbursement Obligation. The Borrower’s obligation to reimburse the Lender on account of any drawing under any Letter of Credit as provided in §2.2.

Restricted Payment. In relation to the Borrower and its Subsidiaries, any (a) Distribution, (b) payment or prepayment by the Borrower or its Subsidiaries to the Borrower’s or any Subsidiary’s shareholders (or other equity holders), or to any Affiliate of the Borrower or any Subsidiary or any Affiliate of the Borrower’s or such Subsidiary’s shareholders (or other equity holders), in each case, other than to the Borrower, (c) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of the Borrower or such Subsidiary or (d) payment in respect of any phantom stock plan or similar interests.

S&P. Standard & Poor’s Ratings Group.

Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrower does not reimburse the Lender on the date specified in, and in accordance with, §2.2.

Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

Westwood Letter of Credit. That certain standby Letter of Credit issued by the Lender for the Borrower’s account on July 28, 2003 to Jerome L. Rappaport, Jr. and Janet F. Aserkoff, Trustees of Westwood Nominee Trust, with a Maximum Drawing Amount of $600,534.

1.2. Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification to such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(h) Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(l) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Lender and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Lender merely on account of the Lender’s involvement in the preparation of such documents.

2. LETTERS OF CREDIT.

2.1. Letter of Credit Commitments.

2.1.1. Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof, including, without limitation, satisfaction of the conditions set forth in § 9 and § 10 hereof, and the execution and delivery by the Borrower of a letter of credit application on the Lender’s customary form (a “Letter of Credit Application”), the Lender, in reliance upon the representations and warranties of the Borrower contained herein, agrees to issue, extend and renew for the account of the Borrower the IDA Letter of Credit and the Westwood Letter of Credit (collectively, the “Letters of Credit” and each individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrower and agreed to by the Lender and the Borrower; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $4,450,534 at any one time, (b) the Maximum Drawing Amount and all Unpaid Reimbursement Obligations of the IDA Letter of Credit shall not exceed $3,850,000 at any time; (c) the Maximum Drawing Amount and all Unpaid Reimbursement Obligations of the Westwood Letter of Credit shall not exceed $650,000 at any time and (d) the only Letters of Credit to be issued and outstanding hereunder shall be the IDA Letter of Credit and the Westwood Letter of Credit. In addition, the parties hereto hereby acknowledge and agree that the Westwood Letter of Credit shall, on the Closing Date, constitute a Letter of Credit hereunder, notwithstanding the date of issuance thereof, the letter of credit application for such Westwood Letter of Credit shall be considered a Letter of Credit Application hereunder, and such Westwood Letter of Credit shall, from and after the Closing Date, be governed by the terms of this Credit Agreement. To the extent the Borrower would like any Letter of Credit extended or renewed upon its stated expiry date, the Borrower shall provide the Bank with prior written notice of its request for such an extension or renewal (which notice shall also set forth the extension or renewal date and the new expiry date (which shall not be more than 364 days from the then existing expiry date)) by a date which is not more than ninety (90) days prior to the then scheduled expiry date of such Letter of Credit and not later than seventy five (75) days prior to the then scheduled expiry date of such Letter of Credit. To the extent the Lender has not provided the Borrower with written notice of its intention to not extend or renew such Letter of Credit as requested by the Borrower within sixty (60) days of the then scheduled expiry date, the Lender shall be deemed to have consented to such extension or renewal of such Letter of Credit, and the provisions of §2.7 shall be applicable.

2.1.2. Letter of Credit Applications. Each Letter of Credit Application shall be completed to the satisfaction of the Lender. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

2.1.3. Terms of Letters of Credit. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than the Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to either the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Lender in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit (the “Uniform Customs”) or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Lender in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

2.2. Reimbursement Obligation of the Borrower. In order to induce the Lender to issue, extend and renew each Letter of Credit, the Borrower hereby agrees to reimburse or pay to the Lender, with respect to each Letter of Credit issued, extended or renewed by the Lender hereunder,

(a)except as otherwise expressly provided in §2.2(b), on each date that any draft presented under such Letter of Credit is honored by the Lender, or the Lender otherwise makes a payment with respect thereto, (i) the amount paid by the Lender under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Lender in connection with any payment made by the Lender under, or with respect to, such Letter of Credit, and

(b)upon the termination of the Commitment, or the acceleration of the Reimbursement Obligations with respect to any or all Letters of Credit in accordance with §11, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Lender as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Lender at the Lender’s Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this §2.2 at any time from the date which is five (5) days after such amounts become due and payable (whether as stated in this §2.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) per annum above the Base Rate until such amount shall be paid in full (after as well as before judgment).

2.3. Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Lender shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. The Borrower shall reimburse the Lender as provided in §2.2 on or before the date that such draft is paid or other payment is made by the Lender. The responsibility of the Lender to the Borrower shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

2.4. Obligations Absolute. The Borrower’s obligations under this §2 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Lender or any beneficiary of a Letter of Credit. The Borrower further agrees with the Lender that the Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under §2.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Lender to the Borrower.

2.5. Reliance by Issuer. To the extent not inconsistent with §2.4, the Lender shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Lender.

2.6. Letter of Credit Fee. The Borrower shall, on the date of issuance or any extension or renewal of any Letter of Credit pay a fee (in each case, a “Letter of Credit Fee”) to the Lender in respect of each Letter of Credit an amount equal to one and a half percent(1 1/2%) per annum of the face amount of each such Letter of Credit and, in addition, the Borrower shall also pay to the Lender, at such other time or times as such charges are customarily made by the Lender, the Lender’s reasonable and customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.

2.7. Evergreen Provision; Extension of Maturity Date. Each Letter of Credit issued hereunder may, if requested by the Borrower and consented to by the beneficiary thereof, contain a provision providing for the automatic renewal of such Letter of Credit on the then stated expiry date thereof unless the Lender has provided the beneficiary of such Letter of Credit with notice by a date which is at least sixty (60) days prior to the then stated expiry date that the Lender will not renew such Letter of Credit (such provision being hereinafter referred to as the “Evergreen Clause”). In addition, to the extent any Letter of Credit does not contain an Evergreen Clause, the Lender may, if requested by the Borrower, extend the expiry date of any Letter of Credit, provided, however, whether or not a Letter of Credit contains an Evergreen Clause, the Lender is under no obligation to renew any Letter of Credit and any agreement by the Lender to so renew any Letter of Credit shall be at the sole an absolute discretion of the Lender. The Lender may elect, in its sole and absolute discretion, to renew one or both Letters of Credit, and any renewal of one Letter of Credit shall in no way obligate the Lender to renew the other Letter of Credit or make subsequent renewals of any Letter of Credit. To the extent the Lender elects, in its sole and absolute discretion, to renew any Letter of Credit on or prior to its stated expiry date, then the Maturity Date, as it pertains to such Letter of Credit (and only such Letter of Credit) shall be extended to a date which is the new expiry date of such Letter of Credit (but in no event shall the Maturity Date be extended to a date which is more than 364 days from the then stated expiry date).

3. CERTAIN GENERAL PROVISIONS.

3.1. Funds for Payments.

3.1.1. Payments to Lender. All payments of Reimbursement Obligations (including interest thereon), fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Lender in Dollars for the Lender’s account at the Lender’s Office or at such other place that the Lender may from time to time designate, in each case at or about 11:00 a.m. (Boston, Massachusetts, time or other local time at the place of payment) and in immediately available funds.

3.1.2. No Offset, etc. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Lender on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lender to receive the same net amount which the Lender would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Lender certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

3.2. Computations. All computations of interest on the Reimbursement Obligations and of fees shall be based on a 360-day year and paid for the actual number of days elapsed. Whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

3.3. Additional Costs, etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to the Lender by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) subject the Lender to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, or the Lender’s Commitment (other than taxes based upon or measured by the income or profits of the Lender), or

(b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to the Lender of any amounts payable to the Lender under this Credit Agreement or any of the other Loan Documents, or

(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of the Lender, or

(d) impose on the Lender any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Lender’s Commitment, or any class of loans, letters of credit or commitments of which the Lender’s Commitment forms a part, and the result of any of the foregoing is

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining the Lender’s Commitment or any Letter of Credit, or

(ii) to reduce the amount of Reimbursement Obligation (including interest thereon) or other amount payable to the Lender hereunder on account of the Lender’s Commitment or any Letter of Credit, or

(iii) to require the Lender to make any payment or to forego any Reimbursement Obligation (including any interest thereon) or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Lender from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by the Lender at any time and from time to time and as often as the occasion therefor may arise, pay to the Lender such additional amounts as will be sufficient to compensate the Lender for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

3.4. Certificate. A certificate setting forth any additional amounts payable pursuant to §3.3 and a brief explanation of such amounts which are due, submitted by the Lender to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

4. GUARANTIES.

The Obligations shall be guaranteed pursuant to the terms of the Guaranty.

5. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Lender as follows:

(a) the Borrower and each of its Subsidiaries, other than the Inactive Subsidiaries, is duly organized, validly existing and in good standing under the laws of its applicable jurisdiction of formation and is duly qualified and in good standing in every other jurisdiction where it is doing business (except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect), and the execution, delivery and performance of the Borrower and its Subsidiaries of the Loan Documents to which it is a party (a) are within its corporate or similar authority, (b) have been duly authorized, and (c) do not conflict with or contravene its Governing Documents and do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries. Upon the execution and delivery thereof, each Loan Document shall constitute the legal, valid and binding obligation of the Borrower and its Subsidiaries party thereto, enforceable in accordance with its terms;

(b) the execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which the

Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained;

(c) the Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no Liens or other rights of others, except Permitted Liens;

(d) the Borrower and each of its Subsidiaries has a fiscal year which is the twelve months ending on April 30 of each calendar year, and, in addition, there has been furnished to the Lender the audited Financial as at the Balance Sheet Date, which Financials have been prepared in accordance with GAAP and fairly present the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the fiscal year then ended; and since the Balance Sheet Date there has been no event or occurrence which has had a Material Adverse Effect, nor has the Borrower made any Restricted Payments;

(e) the Borrower and its Subsidiaries, on a consolidated and consolidating basis, both before and after giving effect to the transactions contemplated by this Credit Agreement and the other Loan Documents (a) are solvent, (b) the fair value of the property of such Person exceeds its total liabilities (including contingent liabilities but without duplication of any underlying liability related thereto), (c) the present fair saleable value on a going concern basis of the assets of such Person is not less than the amount required to pay its probable liabilities on its debts as they become absolute and mature, (d) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) is not engaged, and is not about to engage, in business or a transaction for which its property would constitute unreasonably small capital;

(f) except as set forth on Schedule 5(f) hereto, there are no legal or other proceedings or investigations pending or threatened against the Borrower or any of its Subsidiaries before any court, tribunal or regulatory authority which would, if adversely determined, alone or together, have a Material Adverse Effect;

(g) to the best of the Borrower’s knowledge, neither the Borrower nor any of its Subsidiaries is subject to any Governing Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has a Material Adverse Effect. To the best of the Borrower’s knowledge, neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has, in the judgment of the Borrower’s officers, any Material Adverse Effect;

(h) neither the Borrower nor any of its Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation (including, without limitation, all applicable federal and state tax laws, ERISA and Environmental Laws), in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or have a Material Adverse Effect;

(i) the Borrower and its Subsidiaries (a) have made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and except where the failure to make such payment could not reasonably be expected to have a Material Adverse Effect and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the officers of the Borrower know of any basis for any such claim;

(j) no Default or Event of Default has occurred and is continuing;

(k) neither the Borrower nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940;

(l) except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on any assets or property of the Borrower or any of its Subsidiaries or any rights relating thereto;

(m) except for arm’s length transactions pursuant to which the Borrower or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Borrower or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner;

(n) the Borrower will obtain (a) the IDA Letter of Credit solely to provide a credit enhancement for the holders of the IDA Bonds; and (b) the Westwood Letter of Credit solely as a form of the security deposit for the Borrower’s operating lease on its

Westwood, Massachusetts headquarters and, in addition, no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

(o) Schedule 5(o) hereto sets forth the only Subsidiaries of the Borrower. Except as set forth on Schedule 5(o) hereto, neither the Borrower nor any Subsidiary of the Borrower is engaged in any joint venture or partnership with any other Person. The jurisdiction of incorporation/formation and principal place of business of each Subsidiary of the Borrower is listed on Schedule 5(o) hereto. Each of the Inactive Subsidiaries has no assets in excess of $5,000 in the aggregate and no material liabilities and is an inactive Subsidiary.

(p) none of the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, neither the Borrower nor any of its Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

6. AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Unpaid Reimbursement Obligation or Letter of Credit is outstanding or the Lender has any obligation to issue, extend or renew any Letters of Credit, the Borrower will, and will cause each of its Subsidiaries to comply with its obligations set forth in this Credit Agreement and to:

(a) duly pay and punctually pay or cause to be paid all Reimbursement Obligations, the Letter of Credit Fees and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents;

(b) furnish the Bank: (i) as soon as available but in any event within ninety (90) days after the close of each fiscal year, its audited Financials for such fiscal year, certified by the Borrower’s accountants; (ii) as soon as available but in any event within forty five (45) days after the end of each fiscal quarter its unaudited Financials for such quarter, certified by its chief financial officer or such other qualified individual as may be designated by an officer of the Borrower; (iii) together with the quarterly and annual audited Financials, a certificate of the Borrower substantially in the form of Exhibit A hereto setting forth computations demonstrating compliance with the Borrower’s financial covenants set forth herein, and certifying that no Default or Event of Default has occurred; (iv) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower; and (v) from time to time such other financial data and information (including accountants management letters to the extent such letters are prepared) as the Lender may reasonably request.

(c) keep true and accurate books of account in accordance with GAAP, maintain its current fiscal year unless the Borrower notifies the Lender in writing in advance of any change of its fiscal year (provided, the Borrower shall continue to calculate the covenants contained in §8 hereof as if its fiscal year has not changed from the fiscal year of the Borrower on the Closing Date) and permit the Lender or its designated representatives to inspect the Borrower’s premises during normal business hours and, so long as no Default or Event of Default has occurred and is continuing, at reasonable intervals, to examine and be advised as to such or other business records upon the request of the Lender, provided, so long as no Default or Event of Default has occurred and is continuing, the Lender shall not conduct such inspections more than once each calendar year, and the cost and expense of such inspections which are to be reimbursed by the Borrower shall be reasonable and shall not exceed $5,000 per inspection;

(d) (i) maintain its corporate existence, business and assets, (ii) keep its business and assets adequately insured, (iii) maintain its chief executive office in the location which it has identified as such to the Lender, (iv) continue to engage in the same or related lines of business, and (v) comply with all rules, laws, orders, judgments, statutes and regulations, including ERISA and Environmental Laws, except where any such failure to comply could not reasonably be expected to have a Material Adverse Effect;

(e) notify the Lender promptly in writing of (i) the occurrence of any Default or Event of Default, (ii) any noncompliance with ERISA or any Environmental Law or proceeding in respect thereof which could reasonably be expected to have a Materially Adverse Effect, (iii) any change of address of its chief executive office, and (iv) except as previously disclosed on Schedule 5(f) hereto, any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. In addition, the Borrower will give notice to the Bank in writing, in form and detail satisfactory to the Bank, within ten (10) days (i) of any final judgment not covered by insurance against the Borrower or any of its Subsidiaries in an amount in excess of $500,000 or (ii) any material adverse change in any such litigation or proceeding previously reported;

(f) obtain the Letters of Credit solely for the purpose set forth in §5, and not for the carrying of “margin security” or “margin stock” within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224;

(g) cooperate with the Lender, take such action, execute such documents, and provide such information as the Lender may from time to time reasonably request in order further to effect the transactions contemplated by and the purposes of the Loan Documents;

(h) duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto or the failure to pay any such tax could not reasonably be expected to have a Material Adverse Effect; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefore if the results of such foreclosure proceedings could reasonably be expected to have a Material Adverse Effect;

(i) at all times maintain accounts with the Lender (the “Accounts”), which Accounts shall at all times have a balance of cash and Cash Equivalents of not less than $5,000,000;

(j) promptly notify the Lender of the creation or acquisition, as the case may be, of any Subsidiary and provide the Lender with an updated Schedule 5(o) hereto and take all other action required by subparagraph (k) and, in addition, will at all times cause each Inactive Subsidiary to have no assets with an aggregate in excess of $5000 and no material liabilities; and

(k) cause each Domestic Subsidiary created, acquired or otherwise existing on or after the Closing Date to immediately become a Guarantor hereunder and shall cause such Subsidiary to execute and deliver to the Lender a Guaranty and certified copies of such Subsidiary’s Governing Documents, together with legal opinions in form and substance satisfactory to the Lender opining as to authorization, validity and enforceability of such Guaranty.

7. CERTAIN NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Unpaid Reimbursement Obligation or Letter of Credit is outstanding or the Lender has any obligations to issue,

extend or renew any Letters of Credit, the Borrower will not and will not permit its Subsidiaries to

(a) create, incur or assume any Indebtedness other than (i) Indebtedness to the Lender, (ii) Indebtedness incurred after the date hereof in respect of the acquisition of property or under any Capitalized Lease, or unsecured Indebtedness not otherwise included in this §7(a), provided that the aggregate amount of all such Indebtedness pursuant to this §7(a)(ii) does not exceed $7,000,000 in the aggregate outstanding at any time, (iii) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business; and (iv) Indebtedness not included above and listed on Schedule 7 (a) hereto;

(b) create or incur any Liens on any of the property or assets of the Borrower or any of its Subsidiaries except (i) Liens securing taxes or other governmental charges not yet due; (ii) deposits or pledges made in connection with social security obligations; (iii) Liens of carriers, warehousemen, mechanics and materialmen, less than 120 days old as to obligations not yet due; (iv) easements, rights-of-way, zoning restrictions and similar minor Liens which individually and in the aggregate do not have a Materially Adverse Effect; (v) purchase money security interests in or purchase money mortgages on real or personal property securing purchase money Indebtedness permitted by §7 (a)(ii), covering only the property so acquired (and the proceeds thereof) and liens in favor or lessors under Capitalized Leases on assets subject to Capitalized Leases permitted by §7 (a)(ii) hereof; and (vi) other Liens existing on the date hereof and listed on Schedule 7(b) hereto;

(c) make any Investments other than Investments in (i) marketable obligations of the United States maturing within one (1) year, (ii) certificates of deposit, bankers’ acceptances and time and demand deposits of United States banks having total assets in excess of $1,000,000,000; (iii) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P1” if rated by Moody’s Investors Service, Inc., and not less than “A1” if rated by Standard and Poor’s Rating Group; (iv) Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $1,000,000 in the aggregate at any time outstanding; (v) Investments consisting of Permitted Acquisitions and other Investments not otherwise permitted hereunder, provided, however, (1) the aggregate amount of all Investments made pursuant to this §7(c)(v) with consideration other than the Capital Stock of the Borrower (and such Capital Stock shall have no redemption or repurchase rights and shall not have the ability to convert into any form of Indebtedness) shall not exceed $25,000,000; and (2) the aggregate amount of all Investments made pursuant to this §7(c)(v) which would not be considered a Permitted Acquisition shall not exceed $5,000,000; or (vi) those Investments existing on the Closing Date and set forth on Schedule 7(c) hereto;

(d) make any Restricted Payments;

(e) become party to a sale-leaseback transaction, or to effect any disposition of assets, other than (i) dispositions of inventory in the ordinary course of business consistent with past practices; (ii) the sale or other disposition of the real property located in Newton, Massachusetts; (iii) the sale or other disposition of obsolete or worn-out equipment; and (iv) the sale or other disposition of other assets of the Borrower so long as the fair market value of all such assets sold or otherwise disposed of pursuant to this §7(e)(iv) does not exceed $250,000 in any fiscal year;

(f) effect any merger, consolidation or acquisition other than (i) to purchase, lease or otherwise acquire assets other than in the ordinary course of business consistent with past practices; and (ii) the acquisition of the Capital Stock or assets of another Person so long as (1) both before and after giving effect to such acquisition, no Default or Event of Default has occurred and is continuing; (2) the Borrower has provided the Lender with advance written notice of such acquisition; (3) the aggregate amount of the purchase price for all acquisitions made by the Borrower during the term of this Credit Agreement which is payable in anything other than the Capital Stock of the Borrower (and such Capital Stock shall have no redemption or repurchase rights and shall not have the ability to convert into any form of Indebtedness) shall not exceed $25,000,000 less the aggregate amount of all other Investments made by the Borrower pursuant to §7(c)(iv) which are not Permitted Acquisitions; (4) board of directors and (if required by applicable law) the shareholders, or the equivalent thereof, of each of the Borrower and of the Person to be acquired have approved such acquisition; and (5) the Borrower has demonstrated to the reasonable satisfaction of the Lender that the pro forma historical EBITDA of the Borrower for the immediately preceding twelve month period (and to be calculated assuming such acquisition occurred at the beginning of such twelve month period) is positive (and, to the extent the Borrower is acquiring assets, the Borrower shall use its good faith estimates of the EBITDA attributable to the portion of the business being acquired in calculating such pro forma EBITDA) (such an acquisition being hereinafter referred to as a “Permitted Acquisition”);

(g) (i) enter into or permit to exist any arrangement or agreement (excluding the Credit Agreement and the other Loan Documents) which directly or indirectly prohibits the Borrower or any of its Subsidiaries from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of its Subsidiaries whether now owned or hereafter acquired, or (ii) enter into any agreement, contract or arrangement (excluding the Credit Agreement and the other Loan Documents) restricting the ability of any Subsidiary of the Borrower to pay or make dividends or distributions in cash or kind to the Borrower, to make loans, advances or other payments of whatsoever nature to the Borrower, or to make transfers or distributions of all or any part of its assets to the Borrower; in each case other than (i) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under §7(b), and (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by the Borrower or such Subsidiary in the ordinary course of its business; or

(h) change the date of the end of its fiscal year from that set forth in § 5(d).

8. FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Unpaid Reimbursement Obligation or Letter of Credit is outstanding or the Lender has any obligation to issue, extend or renew any Letter of Credit:

8.1. Leverage Ratio. The Borrower will not permit the Leverage Ratio to exceed 0.50:1.00 at any time.

8.2. Quick Ratio. The Borrower will not permit the ratio of Consolidated Quick Assets to Consolidated Current Liabilities to be less than 1.75:1.00 at any time.

8.3. Consolidated Tangible Net Worth. The Borrower will not permit Consolidated Tangible Net Worth at any time to be less than the sum of (a) $71,117,168 plus, (b) on a cumulative basis, 75% of positive Consolidated Net Income for each fiscal quarter beginning with the fiscal quarter ending July 31, 2004 plus (c) on a cumulative basis, one hundred percent (100%) of the proceeds of any sale by the Borrower of (i) equity securities issued by the Borrower, or (ii) warrants or subscription rights for equity securities issued by the Borrower.

9. CLOSING CONDITIONS.

The obligation of the Lender to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent:

9.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Lender. The Lender shall have received a fully executed copy of each such document.

9.2. IDA Bond Documents. The Borrower shall have delivered to the Lender copies of the fully executed IDA Bond Documents, which IDA Bond Documents shall be in form and substance satisfactory to the Lender, and which IDA Bond Documents shall be in full force and effect.

9.3. Certified Copies of Governing Documents. The Lender shall have received from the Borrower and each Guarantor a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of its Governing Documents as in effect on such date of certification.

9.4. Corporate or Other Action. All corporate (or other) action necessary for the valid execution, delivery and performance by the Borrower and each Guarantor of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lender shall have been provided to the Lender.

9.5. Incumbency Certificate. The Lender shall have received from the Borrower and each Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower or such Guarantor, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each of the Borrower of such Guarantor, each of the Loan Documents to which the Borrower or such Guarantor is or is to become a party; (b) in the case of the Borrower, to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

9.6. UCC Search Results. The Lender shall have received from each of the Borrower and its Subsidiaries the results of UCC searches (and the equivalent thereof in all applicable foreign jurisdictions), indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Lender.

9.7. Opinion of Counsel. The Lender shall have received a favorable legal opinion addressed to the Lender, dated as of the Closing Date, in form and substance satisfactory to the Lender, from Sullivan & Worcester, LLP, counsel to the Borrower and its Subsidiaries.

9.8. Payment of Fees. The Borrower shall have paid to the Lender, as appropriate, any fees required to be paid by the Borrower on the Closing Date.

10. CONDITIONS TO ALL ISSUANCES OF LETTERS OF CREDIT.

The obligations of the Lender to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

10.1. Representations True; No Event of Default. Each of the representations and warranties of any of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

10.2. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of the Lender would make it illegal for the Lender to issue, extend or renew such Letter of Credit.

10.3. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lender and the Lender’s Special Counsel, and the Lender and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Lender may reasonably request.

10.4. Governmental Regulation. The Lender shall have received such statements in substance and form reasonably satisfactory to the Lender as the Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

11. EVENTS OF DEFAULT; ACCELERATION; ETC.

11.1. Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) the Borrower shall fail to pay any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Borrower or any of its Subsidiaries shall fail to pay any sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c) the Borrower shall fail to comply with any of its covenants contained in §§6(a), (b), (d)(i), (e), (f), (i), (j), (k), 7 or 8;

(d) the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §11.1) for fifteen (15) days after written notice of such failure has been given to the Borrower by the Lender;

(e) any representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f) the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases in an aggregate amount in excess of $500,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases in an aggregate amount in excess of $500,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;

(g) the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;

(h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any final judgment not covered by insurance against the Borrower or any of its Subsidiaries that, with other outstanding final judgments not covered by insurance, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $1,000,000;

(j) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lender, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(k) the Borrower or any ERISA Affiliate incurs any liability under ERISA which could reasonably be expected to have a Material Adverse Effect;

(l) the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect or there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect; or

(m) a Change of Control shall occur;

then, and in any such event, so long as the same may be continuing, the Lender may, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§11.1(g) or 11.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Lender. In addition, upon the occurrence and continuation of an Event of Default hereunder, the Lender is permitted to terminate the IDA Letter of Credit pursuant to the terms thereof by delivering a notice to the beneficiary of the IDA Letter of Credit that such Letter of Credit is being terminated by the Lender, all as more fully set forth in such IDA Letter of Credit, provided, other than in the event of any Event of Default specified in §§11.1(g) or 11.1(h), the Lender shall provide the Borrower with ten (10) days advance notice prior to terminating such IDA Letter of Credit (provided, however, for the avoidance of doubt, the parties hereto hereby acknowledge and agree that the Lender shall have the immediate right to take the action set forth in the immediately preceding sentence and the ten day advance notice to the Borrower of terminating the IDA Letter of Credit only applies to the such termination, and not the Lender’s rights to accelerate the Obligations, demand cash collateral or take other actions against the Borrower the Lender is so entitled to take hereunder).

11.2. Termination of Commitment. If any one or more of the Events of Default specified in §11.1(g) or §11.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and the Lender shall be relieved of all further obligations to issue, extend or renew any Letters of Credit. If any other Event of Default shall have occurred and be continuing, the Lender may, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and the Lender shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations.

11.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lender shall have taken the acceleration actions permitted by §11.1, the Lender may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any material instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon the Lender is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

12. SUCCESSORS AND ASSIGNS.

12.1. General Conditions. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. The Lender shall be permitted to assign or otherwise transfer any of its rights and obligations hereunder and under the Loan Documents to any Person and, upon the effectiveness of such assignment, such Person shall become the “Lender” hereunder. In addition, the Lender may at any time, with the consent of, or notice to, the Borrower, sell participations to any Person in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and a participating interest in any Letter of Credit).

12.2. Miscellaneous Assignment Provisions. The Lender may at any time grant a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of the Lender, including without limitation any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341; provided that no such grant shall release the Lender from any of its obligations hereunder, provide any voting rights hereunder to the secured party thereof, substitute any such secured party for the Lender as a party hereto or affect any rights or obligations of the Borrower hereunder.

13. PROVISIONS OF GENERAL APPLICATIONS.

13.1. Setoff. The Borrower hereby grants to the Lender a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Lender or any affiliate of the Lender and their successors and assigns or in transit to any of them. Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from the Lender to the Borrower and any securities or other property of the Borrower in the possession of the Lender may be applied to or set off by the Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to the Lender. ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13.2. Expenses. The Borrower agrees to pay (a) the reasonable and ordinary costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Lender (other than taxes based upon the Lender’s net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Lender with respect thereto), (c) the reasonable and ordinary fees, expenses and disbursements of the Lender’s Special Counsel or any local counsel to the Lender incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (d) the reasonable and ordinary fees, expenses and disbursements of the Lender or any of its affiliates incurred by the Lender or such affiliate in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, (e) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of the Lender, and reasonable consulting, accounting, appraisal, and similar professional fees and charges) incurred by the Lender in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Lender’s or relationship with the Borrower or any of its Subsidiaries and (f) all reasonable and ordinary fees, expenses and disbursements of the Lender incurred in connection with UCC searches. The covenants contained in this §13.2 shall survive payment or satisfaction in full of all other obligations.

13.3. Indemnification. The Borrower agrees to indemnify and hold harmless the Lender from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Letters of Credit, (b) the reversal or withdrawal of any provisional credits granted by the Lender upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with the Borrower or any Subsidiary or in connection with the provisional honoring of funds transfers, checks or other items, (c) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (d) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding, except to the extent that any of the foregoing are directly caused by the gross negligence or willful misconduct of the otherwise indemnified party. In litigation, or the preparation therefor, the Lender and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this §13.3 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this §13.3 shall survive payment or satisfaction in full of all other Obligations.

13.4. Treatment of Certain Confidential Information.

13.4.1. Confidentiality. The Lender agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower or any of its Subsidiaries pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Lender, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §13.4, or becomes available to the Lender on a nonconfidential basis from a source other than the Borrower, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for the Lender, (d) to bank examiners or any other regulatory authority having jurisdiction over the Lender, or to auditors or accountants, (e) to the Lender or any of its affiliates, (f) in connection with any litigation to which the Lender or any of its affiliates is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of §13.4 or (i) with the consent of the Borrower. Moreover, the Lender and its affiliates are hereby expressly permitted by the Borrower to refer to any of the Borrower and its Subsidiaries in connection with any advertising, promotion or marketing undertaken by the Lender and its affiliates and, for such purpose, the Lender or such affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with the Borrower or any of its Subsidiaries or any of their businesses.

13.4.2. Prior Notification. Unless specifically prohibited by applicable law or court order, the Lender shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.

13.4.3. Other. In no event shall the Lender be obligated or required to return any materials furnished to it or any affiliate by the Borrower or any of its Subsidiaries. The obligations of the Lender under this §13.4 shall supersede and replace the obligations of the Lender under any confidentiality letter in respect of this financing signed and delivered by the Lender to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any Reimbursement Obligations from the Lender.

13.5. Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or any of the other Loan Documents remains outstanding or the Lender has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to the Lender at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

13.6. Notices. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a) if to the Borrower, at 80 Wilson Way, Westwood, Massachusetts 02090, Attention: Brian C. James, Executive Vice President, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice, with a copy to Sullivan & Worcester, LLP, One Post Office Square, Boston, Massachusetts 02109, Attention: William A. Levine, Esq.; and

(b)if to the Lender, at 100 Federal Street, Boston, Massachusetts 02110, USA, Attention: Debra E. DelVecchio, Managing Director, or such other address for notice as the Lender shall last have furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

13.7. Governing Law. THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §13.6. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

13.8. Headings. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

13.9. Counterparts. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

13.10. Entire Agreement, Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §13.12.

13.11. Waiver of Jury Trial. EACH OF THE BORROWER AND THE LENDER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OF THE LETTERS OF CREDIT OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. Except as prohibited by law, each of the Borrower and the Lender hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (a) certifies that no representative, agent or attorney of the Lender has represented, expressly or otherwise, that the Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Lender has been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

13.12. Consents, Amendments, Waivers, Etc. Any consent or approval required or permitted by this Credit Agreement to be given by the Lender may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

13.13. Severability. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

13.14. USA Patriot Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

ADE CORPORATION

By:	/s/ Brian C. James
Name:	Brian C. James
Title:	Executive Vice President and Chief Financial Officer

FLEET NATIONAL BANK

By:	/s/ Debra E. Delvecchio
Name:	Debra E. Delvecchio
Title:	Managing Director